Exhibit 10.6

RTI Surgical HOLDINGS, Inc.

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”) dated as of June 15, 2020, between RTI Surgical Holdings, Inc., a Delaware corporation (the “Company”), and Terry M. Rich (the “Employee”).

W I T N E S S E T H

WHEREAS, the Company has employed the Employee as the President of Spine (Global Spine) of the Company;

WHEREAS, the Company and the Employee previously entered into that certain Employment Agreement, dated as of November 25, 2019 (the “Prior Agreement”); and

WHEREAS, the Company and the Employee desire to enter into this Agreement to amend and restate the Prior Agreement in its entirety.

NOW, THEREFORE, in consideration of the foregoing, of the mutual promises contained herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.POSITION AND DUTIES.

(a)During the Employment Term (as defined in Section 2 hereof), the Employee shall serve as the Company’s President of Spine (Global Spine).  In this capacity, the Employee shall have the duties, authorities and responsibilities as are required by the Employee’s position, and such other duties, authorities and responsibilities as may reasonably be assigned to the Employee that are not inconsistent with the Employee’s position as President of Spine (Global Spine) of the Company.  The Employee’s principal place of employment with the Company shall be in the Chicago, Illinois metropolitan area or (b) such other place as mutually agreed upon by the Employee and the Chief Executive Officer (the “CEO”), provided that the Employee understands and agrees that the Employee may be required to travel from time to time for business purposes.  The Employee shall report directly to the Company’s CEO.

(b)During the Employment Term, the Employee shall devote all of the Employee’s business time, energy, business judgment, knowledge and skill and the Employee’s best efforts to the performance of the Employee’s duties with the Company; provided that the Employee shall be entitled to serve on for-profit, civic, charitable, educational, religious, public interest, or public service boards, and to manage the Employee’s personal and family investments, in each case, to the extent such activities do not materially interfere with the performance of the Employee’s duties and responsibilities hereunder, and provided further that the Employee shall not serve on more than one for-profit board without the consent of the Board of Directors of the Company (the “Board”).

2.EMPLOYMENT TERM.  Beginning on December 2, 2019 (the “Effective Date”), the Company agrees to employ the Employee pursuant to the terms of this Agreement, and the Employee agrees to be so employed, for a term of three years (the “Initial Term”) commencing as of the Effective Date.  On each anniversary of the Effective Date following the Initial Term, the term of this Agreement shall be automatically extended for successive one-year periods, provided, however, that either party hereto may elect not to extend this Agreement by giving written notice to the other party at least sixty (60) days prior to any such anniversary date.  Notwithstanding the foregoing, the Employee’s employment hereunder may be earlier terminated in accordance with Section 6  hereof, subject to Section 7 hereof.  The period of time between the Effective Date and the termination of the Employee’s employment hereunder shall be referred to herein as the “Employment Term.”

3.BASE SALARY.  The Company agrees to pay the Employee a base salary at an annual rate of not less than $450,000, payable in accordance with the regular payroll practices of the Company, but not less frequently than monthly.  The Employee’s Base Salary shall be subject to annual review by the Board (or a committee thereof), and may be increased, but not decreased below its then current level, from time to time by the Board or the CEO.  The base salary as determined herein and adjusted from time to time shall constitute “Base Salary” for purposes of this Agreement.

4.SHORT TERM INCENTIVE.  During the Employment Term, the Employee shall:

(a)receive a payment in the amount of $100,000 on the date the Company makes its 2019 annual discretionary incentive payments to it employees, but no later than March 31, 2020 (the “2019 Payment”); for the avoidance of doubt, the Employee shall not be eligible to receive any other discretionary incentive payments for calendar year 2019; and

(b)be eligible to receive an annual discretionary incentive payment under the Company’s annual bonus plan as may be in effect from time to time (the “Annual Bonus”) based on a target bonus opportunity of at least 100% of the Employee’s Base Salary (the “Target Bonus”), upon the attainment of one or more pre-established performance goals to be established by the Company’s Compensation Committee (the “Committee”) or the CEO in its (or his) sole discretion.

5.EMPLOYEE BENEFITS.

(a)EQUITY GRANTS.  On November 29, 2019, the Company and the Employee are entering into: (i) the Restricted Stock Award Agreement attached as Exhibit A; and (ii) the Stock Option Agreement attached as Exhibit B to this Agreement (collectively, the “Initial Equity Grants”).

The Employee acknowledges that the Initial Equity Grants are in consideration for his being hired by the Company and his expected contributions over the first three years of his employment.  If his Employee resigns his employment without Good Reason (as defined below) or is terminated for Cause (as defined below) before December 1, 2022, then the Employee shall forfeit the unvested Initial Equity Grants as of the date of such resignation or termination for Cause.

(b)BENEFIT PLANS.  During the Employment Term, the Employee shall be entitled to participate in any employee benefit plan that the Company has adopted or may adopt, maintain or contribute to for the benefit of its employees and other senior executives generally, subject to satisfying the applicable eligibility requirements, except to the extent such plans are duplicative of the benefits otherwise provided to hereunder.  The Employee’s participation will be subject to the terms of the applicable plan documents and generally applicable Company policies.  Notwithstanding the foregoing, the Company may modify or terminate any employee benefit plan at any time.

(c)BUSINESS EXPENSES.  Upon presentation of reasonable substantiation and documentation as the Company may specify from time to time, the Employee shall be reimbursed in accordance with the Company’s expense reimbursement policy, for all reasonable out-of-pocket business expenses incurred and paid by the Employee during the Employment Term and in connection with the performance of the Employee’s duties hereunder.

6.TERMINATION.  The Employee’s employment and the Employment Term shall terminate on the first of the following to occur:

(a)DISABILITY.  Upon ten (10) days’ prior written notice by the Company to the Employee of termination due to Disability.  For purposes of this Agreement, “Disability” shall be defined as the inability of the Employee to have performed the Employee’s material duties hereunder due to a physical or mental injury, infirmity or incapacity for one hundred eighty (180) days (including weekends and holidays) in any 365-day period as determined by the Board in its reasonable discretion.  The Employee shall cooperate in all respects with the Company if a question arises as to whether the Employee has become disabled (including, without limitation, submitting to reasonable examinations by one or more medical doctors and other health care specialists selected by the Company and authorizing such medical doctors and other health care specialists to discuss the Employee’s condition with the Company).

(b)DEATH.  Automatically upon the date of death of the Employee.

(c)CAUSE.  For Cause unless, to the extent correctable, such events are fully corrected in all material respects by Employee within thirty (30) days following written notification by the Company to the Employee of the occurrence of one of the reasons of Cause set forth below “Cause” shall mean the occurrence of one of the following events:

(i)the Employee’s willful misconduct or gross negligence in the performance of the Employee’s material duties to the Company;

(ii)the Employee’s failure to perform the Employee’s material duties to the Company or to follow the lawful directives of the Board (other than as a result of death or Disability);

(iii) indictment for, conviction of, or pleading of guilty or nolo contendere to, any felony or any crime involving moral turpitude;

(iv)the Employee’s violation of any laws, rules or regulations of any governmental or regulatory body, which violation is materially injurious to the Company’s financial condition or reputation;

(v)the Employee’s failure to reasonably cooperate in any audit or investigation of the business or financial practices of the Company or any of its subsidiaries;

(vi)the Employee’s performance of any act of theft, embezzlement, fraud, material malfeasance, material dishonesty or misappropriation of the Company’s property;

(vii)breach of a material provision of this Agreement or a material provision of any other agreement with the Company, or a material violation of the Company’s code of conduct or a material violation of any material other written policy;

(viii)the Employee’s possession or use of illegal drugs;

(ix)the Employee’s legal use of alcohol or controlled substances in a manner that materially impairs the Employee’s ability to effectively perform his job; or

(x)the Employee’s commission of any act, in bad faith, that is materially injurious to the Company’s financial condition or reputation.

The Company shall provide the Employee with a written notice detailing the specific circumstances alleged to constitute Cause within thirty (30) days after the Company becomes aware of such circumstances, and may actually terminate employment within ten (10) days following the expiration of the Employee’s fifteen (15)-day cure period described above.

(d)WITHOUT CAUSE.  Immediately upon written notice by the Company to the Employee of an involuntary termination without Cause (other than for death or Disability).

(e)GOOD REASON.  Notwithstanding anything herein to contrary, upon written notice by the Employee to the Company of a termination for Good Reason.  “Good Reason” shall mean the occurrence of any of the following events, without the express written consent of the Employee, unless such events are fully corrected in all material respects by the Company within thirty (30) days following written notification by the Employee to the Company of the occurrence of one of the reasons set forth below:

(i)material diminution in the Employee’s Base Salary or Target Bonus;

(ii)material diminution in the Employees benefit plan or equity grants;

(iii)material diminution in the Employee’s duties, authorities or responsibilities (other than temporarily while physically or mentally incapacitated or as required by applicable law); or

(iv)a material breach of this Agreement by the Company after notice.

The Employee shall provide the Company with a written notice detailing the specific circumstances alleged to constitute Good Reason, within ninety (90) days after the Employee becomes aware of such circumstances, and may actually terminate employment within ninety (90) days following the expiration of the Company’s thirty (30)-day cure period described above.  Otherwise, any claim of such circumstances as “Good Reason” shall be deemed irrevocably waived by the Employee.

Notwithstanding anything to the contrary set forth in this Agreement, if the Employee resigns without Good Reason during the period from January 1, 2020 to August 31, 2020, said resignation, unless the Employee has committed an act that would give rise to the Company’s ability to terminate the Employee for Cause, shall be treated as a termination for Good Reason .

(f)WITHOUT GOOD REASON.  Upon thirty (30) days’ prior written notice by the Employee to the Company of the Employee’s voluntary termination of employment without Good Reason (which the Company may, in its sole discretion, make effective earlier than any notice date).

(g)EXPIRATION OF EMPLOYMENT TERM; NON-EXTENSION OF AGREEMENT.  Upon the expiration of the Employment Term due to a non-extension of the Agreement by the Company or the Employee pursuant to the provisions of Section 2 hereof.

7.CONSEQUENCES OF TERMINATION.

(a)DEATH.  In the event that the Employee’s employment and the Employment Term ends on account of the Employee’s death, the Employee or the Employee’s estate, as the case may be, shall be entitled to the following (with the amounts due under Sections 7(a)(i) through 7(a)(iv) hereof to be paid within sixty (60) days following termination of employment, or such earlier date as may be required by applicable law):

(i)any unpaid Base Salary through the date of termination;

(ii)any Annual Bonus earned but unpaid with respect to the fiscal year ending on or preceding the date of termination (for the avoidance of doubt, no Annual Bonus will be paid for any fiscal year during which the date of termination occurs);

(iii)reimbursement for any unreimbursed business expenses incurred through the date of termination;

(iv)any accrued but unused vacation time in accordance with Company policy; and

(v)all other payments, benefits or fringe benefits to which the Employee shall be entitled under the terms of any applicable compensation arrangement or benefit, equity or fringe benefit plan or program or grant or this Agreement (collectively, Sections 7(a)(i) through 7(a)(v) hereof shall be hereafter referred to as the “Accrued Benefits”).

(b)DISABILITY.  In the event that the Employee’s employment and/or Employment Term ends on account of the Employee’s Disability, the Company shall pay or provide the Employee with the Accrued Benefits.

(c)TERMINATION FOR CAUSE OR AS A RESULT OF NON-EXTENSION OF THIS AGREEMENT BY THE EMPLOYEE.  If the Employee’s employment is terminated:  (x) by the Company for Cause or (y) as a result of the non-extension of the Employment Term by the Employee as provided in Section 2 hereof, the Company shall pay to the Employee the Accrued Benefits other than, in the case of a termination for Cause, the benefit described in Section 7(a)(ii) hereof.

(d)TERMINATION WITHOUT CAUSE OR TERMINATION BY THE EMPLOYEE FOR GOOD REASON OR OTHERWISE.  If the Employee’s employment is terminated:  (x) by the Company other than for Cause, (y) by the Employee for Good Reason or (z) the non-extension of the Employment Term by the Company as provided in Section 2 hereof, the Company shall pay or provide the Employee with the following, subject to the provisions of Section 23 hereof:

(i)the Accrued Benefits;

(ii)subject to the Employee’s continued compliance with the obligations in Sections 8, 9 and 10 hereof, an amount equal to the Employee’s monthly Base Salary rate (but not as an employee), paid monthly for a period of 12 months (or, if such termination occurs after a Change in Control, 18 months) following such termination (the “Severance Period”); provided that to the extent that the payment of any amount constitutes “nonqualified deferred compensation” for purposes of Code Section 409A (as defined in Section 23 hereof), any such payment scheduled to occur during the first six (6) months following the termination of employment shall not be paid until the first regularly scheduled pay period following the sixth month following such termination and shall include payment of any amount that was otherwise scheduled to be paid prior thereto; and the Company shall reimburse the Employee for reasonable outplacement services (which shall not exceed $30,000 in the aggregate) incurred during the one-year period following the date of termination.  Furthermore, if such termination changes following a Change in Control the Employee shall also be entitled to:

(1)a prorated Target Bonus for the year of termination, based on the number of full months completed from the beginning of the fiscal year of termination through the date of termination, payable thirty (30) days following the termination of employment; and

(2)provided the Employee elects continued welfare coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company shall pay, during the period the Employee actually continues such coverage, but in any event not to exceed 18 months, the same percentage of the monthly premium costs for COBRA continuation coverage as it pays of the monthly premium costs for medical coverage for senior executives generally; provided that the Company may pay this amount by paying the Employee a monthly amount equal on an after-tax basis to such amount (the “Monthly Payments”); and

Payments and benefits provided in this Section 7(d) shall be in lieu of any termination or severance payments or benefits for which the Employee may be eligible under any of the plans, policies or programs of the Company or under the Worker Adjustment Retraining Notification Act of 1988 or any similar state statute or regulation.

For purposes of this Agreement, “Change in Control” shall mean the occurrence of any of the following:

(i)

The acquisition by any Person, within the meaning of Section 3(a)(9) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), of Beneficial Ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than thirty-five percent (35%) of either (A) the value of then outstanding equity securities of the Company (the “Outstanding Company Stock”) or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”) (the foregoing Beneficial Ownership hereinafter being referred to as a “Controlling Interest”); provided, however, that for purposes of this clause (i), the following acquisitions shall not constitute or result in a Change in Control: (w) any acquisition by the Company; (x) any acquisition by any Person that as of the Effective Date owns Beneficial Ownership of a Controlling Interest; (y) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any subsidiary, or any business, corporation, partnership, limited liability company or other entity designated by the Board, in which the Company or a subsidiary holds a substantial ownership interest, directly or indirectly; or (z) any acquisition by any entity pursuant to a transaction which complies with clauses (A), (B) and (C) of subsection (iii) below; or

(ii)

During any period of two (2) consecutive years (not including any period prior to the Effective Date) individuals who constitute the Board on the Effective Date (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(iii)

Consummation of (A) a reorganization, merger, statutory share exchange or consolidation or similar transaction involving (x) the Company or (y) any of its Subsidiaries, but in the case of this clause (y) only if equity securities of the Company are issued or issuable in connection with the transaction (each of the events referred to in this clause (A) being hereinafter referred to as a “Business Reorganization”), or (B) a sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or equity of another entity by the Company or any of its Subsidiaries (each an “Asset Sale”), in each case, unless, following such Business Reorganization or Asset Sale, (1) all or substantially all of the individuals and entities who were the Beneficial Owners, respectively, of the Outstanding Company Stock and Outstanding Company Voting Securities immediately prior to such Business Reorganization or Asset Sale beneficially own, directly or indirectly, more than fifty percent (50%) of the value of the then outstanding equity securities and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of members of the board of directors (or comparable governing body of an entity that does not have such a board), as the case may be, of the entity resulting from such Business Reorganization or Asset Sale (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) (the “Continuing Entity”) in substantially the same proportions as their ownership, immediately prior to such Business Reorganization or Asset Sale, of the Outstanding Company Stock and Outstanding Company Voting Securities, as the case may be (excluding any outstanding equity or voting securities of the Continuing Entity that such Beneficial Owners hold immediately following the consummation of the Business Reorganization or Asset Sale as a result of their ownership, prior to such consummation, of equity or voting securities of any company or other entity involved in or forming part of such Business Reorganization or Asset Sale other than the Company), (2) no Person (excluding any employee benefit plan (or related trust) of the Company or any Continuing Entity or any entity controlled by the Continuing Corporation or any Person that as of the Effective Date owns Beneficial Ownership of a Controlling Interest) beneficially owns, directly or indirectly, fifty percent (50%) or more of the value of the then outstanding equity securities of the Continuing Entity or the combined voting power of the then outstanding voting securities of the Continuing Entity except to the extent that such ownership existed prior to the Business Reorganization or Asset Sale and (3) at least a majority of the members of the Board of Directors or other governing body of the Continuing Entity were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Reorganization or Asset Sale.

(e)CODE SECTION 280G.

(i)Anything in this Agreement to the contrary notwithstanding, in the event that it shall be determined that any payment, distribution, or other action by the Company to or for the benefit of the Employee (whether paid or payable or distributed or distributable pursuant to the terms of the Agreement or otherwise (each a “Payment”)), would result in an “excess parachute payment” within the meaning of Section 280G(b)(i) of the Code, then the Payments shall be reduced to the “Reduced Amount;” provided, however, that no such reduction shall be made unless the net after-tax benefit received by the Employee after such reduction would exceed the net after-tax benefit received by the Employee if no such reduction was made.  The “Reduced Amount” shall be an amount expressed in present value which maximizes the aggregate present value of Payments without causing any Payment to be an excess parachute payment under Section 280G(b)(i) of the Code.  For purposes of this Section 7(e), present value shall be determined in accordance with Section 280G(d)(4) of the Code.  If applicable, Payments shall be reduced in the following order:  (A) any cash severance based on a multiple of Base Salary or Annual Bonus; (B) any other cash amounts payable to the Employee; (C) benefits valued as parachute payments; and (D) acceleration of vesting of any equity awards.  If and to the extent necessary to avoid a violation of Section 409A, no amounts payable under any “nonqualified deferred compensation plan” subject to Section 409A shall be reduced until after all other Payments have been reduced.

(ii)All determinations required to be made under this Section 7(e), including the amount of any Reduced Amount and the Payments that are to be reduced pursuant to Section 7(e)(i) and shall be made by the Company’s accountants serving immediately prior to the date of the applicable Change in Control (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Company and the Employee within 15 business days of the receipt of notice from the Employee that there has been a Payment, or such earlier time as is requested by the Company.  The Accounting Firm’s decision as to which Payments are to be reduced shall be made in consultation with the Employee and shall be subject to the Employee’s consent, which shall not be unreasonably withheld.

(f)OTHER OBLIGATIONS.  Upon any termination of the Employee’s employment with the Company, the Employee shall promptly resign from any position as an officer, director or fiduciary of any Company-related entity.

(g)EXCLUSIVE REMEDY.  The amounts payable to the Employee following termination of employment and the Employment Term hereunder pursuant to Sections 6 and 7 hereof shall be in full and complete satisfaction of the Employee’s rights under this Agreement and any other claims that the Employee may have in respect of the Employee’s employment with the Company or any of its affiliates, and the Employee acknowledges that such amounts are fair and reasonable, and are the Employee’s sole and exclusive remedy, in lieu of all other remedies at law or in equity, with respect to the termination of the Employee’s employment hereunder or any breach of this Agreement.

8.RELEASE.  Any and all amounts payable and benefits or additional rights provided pursuant to this Agreement beyond the Accrued Benefits shall only be payable if the Employee delivers to the Company and does not revoke a general release of claims in favor of the Company in substantially the form attached on Exhibit C hereto.  Such release shall be executed and delivered (and no longer subject to revocation, if applicable) within sixty (60) days following termination.

9.RESTRICTIVE COVENANTS.

(a)CONFIDENTIALITY.  During the course of the Employee’s employment with the Company, the Employee will have access to Confidential Information.  For purposes of this Agreement, “Confidential Information” means any confidential or proprietary data, information, ideas, concepts, discoveries, trade secrets, inventions (whether or not patentable or reduced to practice), innovations, improvements, know-how, developments, techniques, methods, processes, treatments, drawings, sketches, specifications, designs, plans, patterns, models, plans and strategies, and all other confidential or proprietary information or trade secrets in any form or medium (whether merely remembered or embodied in a tangible or intangible form or medium) whether now or hereafter existing, relating to or arising from the past, current or potential business, activities and/or operations of the Company or any of its affiliates, including, without limitation, any such information relating to or concerning finances, sales, marketing, advertising, transition, promotions, pricing, personnel, customers, suppliers, vendors, partners and/or competitors.  The Employee agrees that the Employee shall not, directly or indirectly, use, make available, sell, disclose or otherwise communicate to any person, other than in the course of the Employee’s assigned duties and for the benefit of the Company, either during the period of the Employee’s employment or at any time thereafter, any Confidential Information or other confidential or proprietary information received from third parties subject to a duty on the Company’s and its subsidiaries’ and affiliates’ part to maintain the confidentiality of such information, and to use such information only for certain limited purposes, in each case, which shall have been obtained by the Employee during the Employee’s employment by the Company (or any predecessor).  The foregoing shall not apply to information that: (i) was known to Employee or the public prior to its disclosure to the Employee; (ii) becomes generally known to the public subsequent to disclosure to the Employee through no wrongful act of the Employee or any representative of the Employee; or (iii) the Employee is required to disclose by applicable law, regulation or legal process (provided that the Employee provides the Company with prior notice of the contemplated disclosure and cooperates with the Company at its expense in seeking a protective order or other appropriate protection of such information); or  (iv) approved for disclosure in advance in a signed writing; or  (v) independently developed by the Employee without reference to the Confidential Information; or (vi) acquired by the Employee from a third party that was not prohibited by agreement or otherwise from disclosing the Confidential Information.

(b)NONCOMPETITION.  The Employee acknowledges that: (i) the Employee performs services of a unique nature for the Company that are irreplaceable, and that the Employee’s performance of such services to a competing business will result in irreparable harm to the Company; (ii) the Employee has had and will continue to have access to Confidential Information which, if disclosed, would unfairly and inappropriately assist in competition against the Company or any of its affiliates; (iii) in the course of the Employee’s employment by a competitor, the Employee may use or disclose such Confidential Information; (iv) the Company and its affiliates have substantial relationships with their customers and the Employee has had and will continue to have access to these customers; (v) the Employee has received and will receive specialized training from the Company and its affiliates; and (vi) the Employee has generated and will continue to generate goodwill for the Company and its affiliates in the course of the Employee’s employment.  Accordingly, during the Employee’s employment hereunder and for a period of 12 months thereafter, the Employee agrees that the Employee will not, directly or indirectly, own, manage, operate, control, be employed by (whether as an employee, consultant, independent contractor or otherwise, and whether or not for compensation) or render services to any person, firm, corporation or other entity, in whatever form, engaged in competition with the Company or any of its subsidiaries or affiliates in any material business in which the Company or any of its subsidiaries or affiliates is engaged on the date of termination or in which they have planned (that has been approved by the Board of Directors), on or prior to such date, to be engaged in on or after such date, in any locale of any country in which the Company conducts business (hereinafter, the “Noncompete Restrictions”).  Notwithstanding the foregoing, nothing herein shall prohibit the Employee from being a passive owner of not more than one percent (1%) of the equity securities of a publicly traded corporation engaged in a business that is in competition with the Company or any of its subsidiaries or affiliates, so long as the Employee has no active participation in the business of such corporation.  In addition, the provisions of this Section 9(b) shall not be violated by the Employee commencing employment with a subsidiary, division or unit of any entity that engages in a business in competition with the Company or any of its subsidiaries or affiliates so long as the Employee and such subsidiary, division or unit with which he is employed does not engage in a business in competition with the Company or any of its subsidiaries or affiliates.  Notwithstanding anything in this Section 9(b) or this Agreement to the contrary, these Noncompete Restrictions shall not apply to any termination by Employee for Good Reason or by the Company without Cause on or before August 31, 2020.

(c)NONSOLICITATION; NONINTERFERENCE.  (i) During the Employee’s employment with the Company and for a period of 12 months thereafter, the Employee agrees that the Employee shall not, except in the furtherance of the Employee’s duties hereunder, directly or indirectly, individually or on behalf of any other person, firm, corporation or other entity, solicit, aid or induce any customer of the Company or any of its subsidiaries or affiliates to purchase goods or services then sold by the Company or any of its subsidiaries or affiliates from another person, firm, corporation or other entity or assist or aid any other persons or entity in identifying or soliciting any such customer (the “Non-Interference Restrictions”).

(ii)During the Employee’s employment with the Company and for a period of twelve (12) months thereafter, the Employee agrees that the Employee shall not, except in the furtherance of the Employee’s duties hereunder, directly or indirectly, individually or on behalf of any other person, firm, corporation or other entity: (A) solicit, aid or induce any employee, representative or agent of the Company or any of its subsidiaries or affiliates to leave such employment or retention or to accept employment with or render services to or with any other person, firm, corporation or other entity unaffiliated with the Company or knowingly hire or retain any such employee, representative or agent, or take any action to materially assist or aid any other person, firm, corporation or other entity in identifying, hiring or soliciting any such employee, representative or agent, or (B) interfere, or aid or induce any other person or entity in interfering, with the relationship between the Company or any of its subsidiaries or affiliates and any of their respective vendors, joint venturers or licensors (the “Non-Solicitation Restrictions”).  An employee, representative or agent shall be deemed covered by this Section 9(c)(ii) while so employed or retained and for a period of six (6) months thereafter.  Notwithstanding anything in this Section 9(c) or this Agreement to the contrary, these Non-Solicitation Restrictions shall not apply to any termination by Employee for Good Reason or by the Company without Cause on or before August 31, 2020.

(d)INVENTIONS.  (i) The Employee acknowledges and agrees that all ideas, methods, inventions, discoveries, improvements, work products, developments, software, know-how, processes, techniques, works of authorship and other work product, whether patentable or unpatentable: (A) that are reduced to practice, created, invented, designed, developed, contributed to, or improved with the use of any Company resources and/or within the scope of the Employee’s work with the Company or that relate to the business, operations or actual or demonstrably anticipated research or development of the Company, and that are made or conceived by the Employee, solely or jointly with others, during the Employment Term, or (B) suggested by any work that the Employee performs in connection with the Company, either while performing the Employee’s duties with the Company or on the Employee’s own time, shall belong exclusively to the Company (or its designee), whether or not patent or other applications for intellectual property protection are filed thereon (the “Inventions”).  The Employee will keep full and complete written records (the “Records”), in the manner prescribed by the Company in writing, of all Inventions, and will promptly disclose all Inventions completely and in writing to the Company.  The Records shall be the sole and exclusive property of the Company, and the Employee will surrender them upon the termination of the Employment Term, or upon the Company’s request.  The Employee irrevocably conveys, transfers and assigns to the Company the Inventions and all patents or other intellectual property rights that may issue thereon in any and all countries, whether during or subsequent to the Employment Term, together with the right to file, in the Employee’s name or in the name of the Company (or its designee), applications for patents and equivalent rights (the “Applications”).  The Employee will, at any time during and subsequent to the Employment Term, make such applications, sign such papers, take all rightful oaths, and perform all other acts as may be reasonably requested from time to time by the Company in writing to perfect, record, enforce, protect, patent or register the Company’s rights in the Inventions, all without additional compensation to the Employee from the Company.  The Employee will also execute assignments to the Company (or its designee) of the Applications, and give the Company and its attorneys all reasonable assistance (including the giving of testimony) to obtain the Inventions for the Company’s benefit, all without additional compensation to the Employee from the Company, but entirely at the Company’s expense.

(ii)In addition, the Inventions will be deemed Work for Hire, as such term is defined under the copyright laws of the United States, on behalf of the Company and the Employee agrees that the Company will be the sole owner of the Inventions, and all underlying rights therein, in all media now known or hereinafter devised, throughout the universe and in perpetuity without any further obligations to the Employee.  If the Inventions, or any portion thereof, are deemed not to be Work for Hire, or the rights in such Inventions do not otherwise automatically vest in the Company, the Employee hereby irrevocably conveys, transfers and assigns to the Company, all rights, in all media now known or hereinafter devised, throughout the universe and in perpetuity, in and to the Inventions, including, without limitation, all of the Employee’s right, title and interest in the copyrights (and all renewals, revivals and extensions thereof) to the Inventions, including, without limitation, all rights of any kind or any nature now or hereafter recognized, including, without limitation, the unrestricted right to make modifications, adaptations and revisions to the Inventions, to exploit and allow others to exploit the Inventions and all rights to sue at law or in equity for any infringement, or other unauthorized use or conduct in derogation of the Inventions, known or unknown, prior to the date hereof, including, without limitation, the right to receive all proceeds and damages therefrom.  In addition, the Employee hereby waives any so-called “moral rights” with respect to the Inventions. To the extent that the Employee has any rights in the results and proceeds of the Employee’s service to the Company that cannot be assigned in the manner described herein, the Employee agrees to unconditionally waive the enforcement of such rights.  The Employee hereby waives any and all currently existing and future monetary rights in and to the Inventions and all patents and other registrations for intellectual property that may issue thereon, including, without limitation, any rights that would otherwise accrue to the Employee’s benefit by virtue of the Employee being an employee of or other service provider to the Company.

(iii)The parties to this Agreement have the right to disclose in confidence trade secrets to federal, state, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law. The parties also have the right to disclose trade secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure.

(iv)18 U.S.C. § 1833(b) provides: “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that: (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.” Nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 U.S.C. § 1833(b). Accordingly, the parties to this Agreement have the right to disclose in confidence trade secrets to federal, state, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law. The parties also have the right to disclose trade secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure.

(e)RETURN OF COMPANY PROPERTY.  On the date of the Employee’s termination of employment (or at a commercially reasonable time thereafter) with the Company for any reason (or at any time prior thereto at the Company’s request), the Employee shall return all property belonging to the Company or its affiliates (including, but not limited to, any Company-provided laptops, computers, cell phones, wireless electronic mail devices or other equipment, or documents and property belonging to the Company).  The Employee may retain the Employee’s rolodex and similar address books provided that such items only include contact information.

(f)REASONABLENESS OF COVENANTS.  In signing this Agreement, the Employee gives the Company assurance that the Employee has carefully read and considered all of the terms and conditions of this Agreement, including the restraints imposed under this Section 9 hereof.  The Employee agrees that these restraints are necessary for the reasonable and proper protection of the Company and its affiliates and their Confidential Information and that each and every one of the restraints is reasonable in respect to subject matter, length of time and geographic area, and that these restraints, individually or in the aggregate, will not prevent the Employee from obtaining other suitable employment during the period in which the Employee is bound by the restraints.  The Employee acknowledges that each of these covenants has a unique, very substantial and immeasurable value to the Company and its affiliates and that the Employee has sufficient assets and skills to provide a livelihood while such covenants remain in force.  The Employee further covenants that the Employee will not challenge the reasonableness or enforceability of any of the covenants set forth in this Section 9, and that the Employee will reimburse the Company and its affiliates for all costs (including reasonable attorneys’ fees) incurred in connection with any action to enforce any of the provisions of this Section 9 if either the Company and/or its affiliates prevails on any material issue involved in such dispute or if the Employee challenges the reasonableness or enforceability of any of the provisions of this Section 9.  It is also agreed that each of the Company’s affiliates will have the right to enforce all of the Employee’s obligations to that affiliate under this Agreement, including without limitation pursuant to this Section 9.

(g)REFORMATION.  If it is determined by a court of competent jurisdiction in any state that any restriction in this Section 9 is excessive in duration or scope or is unreasonable or unenforceable under applicable law, it is the intention of the parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by the laws of that state.

(h)TOLLING.  In the event of any violation of the provisions of this Section 9, the Employee acknowledges and agrees that the post-termination restrictions contained in this Section 9 shall be extended by a period of time equal to the period of such violation, it being the intention of the parties hereto that the running of the applicable post-termination restriction period shall be tolled during any period of such violation.

(i)SURVIVAL OF PROVISIONS.  The obligations contained in Sections 9 and 10 hereof shall survive the termination or expiration of the Employment Term and the Employee’s employment with the Company and shall be fully enforceable thereafter.

10.COOPERATION.  Upon the receipt of reasonable written notice from the Company (including outside counsel), the Employee agrees that while employed by the Company and thereafter, the Employee will respond and provide information with regard to matters in which the Employee has knowledge as a result of the Employee’s employment with the Company, and will provide reasonable assistance to the Company, its affiliates and their respective representatives in defense of any claims that may be made against the Company or its affiliates, and will provide reasonable assistance to the Company and its affiliates in the prosecution of any claims that may be made by the Company or its affiliates, to the extent that such claims may relate to the period of the Employee’s employment with the Company (collectively, the “Claims”).  The Employee agrees to promptly inform the Company if the Employee becomes aware of any lawsuits involving Claims that may be filed or threatened against the Company or its affiliates.  The Employee also agrees to promptly inform the Company (to the extent that the Employee is legally permitted to do so) if the Employee is asked to assist in any investigation of the Company or its affiliates (or their actions) or another party attempts to obtain information or documents from the Employee (other than in connection with any litigation or other proceeding in which the Employee is a party-in-opposition) with respect to matters the Employee believes in good faith to relate to any investigation of the Company or its affiliates, in each case, regardless of whether a lawsuit or other proceeding has then been filed against the Company or its affiliates with respect to such investigation, and shall not do so unless legally required.  During the pendency of any litigation or other proceeding involving Claims, the Employee shall not communicate with anyone (other than the Employee’s attorneys and tax and/or financial advisors and except to the extent that the Employee determines in good faith is necessary in connection with the performance of the Employee’s duties hereunder) with respect to the facts or subject matter of any pending or potential litigation or regulatory or administrative proceeding involving the Company or any of its affiliates without giving prior written notice to the Company or the Company’s counsel.  Upon presentation of appropriate documentation, the Company shall pay or reimburse the Employee for all reasonable out-of-pocket travel, duplicating or telephonic expenses incurred by the Employee in complying with this Section 10.

11.WHISTLEBLOWER PROTECTION. Notwithstanding anything to the contrary contained herein, no provision of this Agreement shall be interpreted so as to impede the Employee (or any other individual) from reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or making other disclosures under the whistleblower provisions of federal law or regulation. The Employee does not need the prior authorization of the Company to make any such reports or disclosures and the Employee shall not be not required to notify the Company that such reports or disclosures have been made.

12.EQUITABLE RELIEF AND OTHER REMEDIES.  The Employee acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the provisions of Section 9 or Section 10 hereof may be inadequate and, in recognition of this fact, the Employee agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond or other security, shall be entitled to obtain equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy which may then be available, without the necessity of showing actual monetary damages.  In the event of a violation by the Employee of Section 9 or Section 10 hereof, any severance being paid to the Employee pursuant to this Agreement or otherwise shall immediately cease, and any severance previously paid to the Employee shall be immediately repaid to the Company.

13.NO ASSIGNMENTS.  This Agreement is personal to each of the parties hereto.  Except as provided in this Section 13 hereof, no party may assign or delegate any rights or obligations hereunder without first obtaining the written consent of the other party hereto.  The Company may assign this Agreement to any successor to all or substantially all of the business and/or assets of the Company, provided that the Company shall require such successor to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.  As used in this Agreement, “Company” shall mean the Company and any successor to its business and/or assets, which assumes and agrees to perform the duties and obligations of the Company under this Agreement by operation of law or otherwise.

14.NOTICE.  For purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given: (a) on the date of delivery, if delivered by hand, or (b) on the first business day following the date of deposit, if delivered by guaranteed overnight delivery service, addressed as follows:

If to the Employee:

At the address (or to the facsimile number) shown
in the books and records of the Company.

If to the Company:

RTI Surgical Holdings, Inc.

520 Lake Cook Road, Suite 315

Deerfield, Illinois 60015

Attention: Chief Executive Officer

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

15.SECTION HEADINGS; INCONSISTENCY.  The section headings used in this Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Agreement.  In the event of any inconsistency between the terms of this Agreement and any form, award, plan or policy of the Company, the terms of this Agreement shall govern and control.

16.SEVERABILITY.  The provisions of this Agreement shall be deemed severable.  The invalidity or unenforceability of any provision of this Agreement in any jurisdiction shall not affect the validity, legality or enforceability of the remainder of this Agreement in such jurisdiction or the validity, legality or enforceability of any provision of this Agreement in any other jurisdiction, it being intended that all rights and obligations of the parties hereunder shall be enforceable to the fullest extent permitted by applicable law.

17.COUNTERPARTS.  This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

18.INDEMNIFICATION.  The Company hereby agrees to indemnify the Employee and hold the Employee harmless to the maximum extent permitted by law against and in respect of any and all actions, suits, proceedings, claims, demands, judgments, costs, expenses (including reasonable attorney’s fees), losses, and damages resulting from the Employee’s good faith performance of the Employee’s duties and obligations with the Company.  This obligation shall survive the termination of the Employee’s employment with the Company.

19.LIABILITY INSURANCE.  The Company shall cover the Employee under directors’ and officers’ liability insurance both during and, while potential liability exists, after the term of this Agreement in the same amount and to the same extent as the Company covers its other officers and directors.

20.GOVERNING LAW; JURY WAIVER.  This Agreement, the rights and obligations of the parties hereto, and any claims or disputes relating thereto, shall be governed by and construed in accordance with the laws of the State of Delaware (without regard to its choice of law provisions).  Each of the parties agrees that any dispute between the parties shall be resolved only in the federal courts of the United States of America or the courts of the State of Delaware in each case located in New Castle County, Delaware, and the appellate courts having jurisdiction of appeals in such courts.  In that context, and without limiting the generality of the foregoing, each of the parties hereto irrevocably and unconditionally waives all right to trial by jury in any proceeding (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or the Employee’s employment by the Company or any affiliate of the Company, or the Employee’s or the Company’s performance under, or the enforcement of, this Agreement. The parties acknowledge and agree that in connection with any dispute arising hereunder, unless otherwise provided in this Agreement, each party shall pay all of its own costs and expenses, including, without limitation, its own legal fees and expenses.

21.MISCELLANEOUS.  No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Employee and such officer or director as may be designated by the Board.  No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.  This Agreement together with all exhibits hereto sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes any and all prior agreements or understandings between the Employee and the Company with respect to the subject matter hereof.  No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement.

22.REPRESENTATIONS.  Each party represents and warrants to the other party that: (a) it has the legal right to enter into this Agreement and to perform all of the obligations to be performed hereunder in accordance with its terms, and (b) it is not a party to any agreement or understanding, written or oral, and is not subject to any restriction, which, in either case, could prevent it from entering into this Agreement or performing all of the its duties and obligations hereunder.

23.TAX MATTERS.

(a)WITHHOLDING.  The Company may withhold from any and all amounts payable under this Agreement or otherwise such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

(b)SECTION 409A COMPLIANCE.

(i)The intent of the parties is that payments and benefits under this Agreement comply with Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith.  To the extent that any provision hereof is modified in order to comply with Code Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to the Employee and the Company of the applicable provision without violating the provisions of Code Section 409A.  In no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on the Employee by Code Section 409A or damages for failing to comply with Code Section 409A.

(ii)A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.”  Notwithstanding anything to the contrary in this Agreement, if the Employee is deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is considered deferred compensation under Code Section 409A payable on account of a “separation from service,” such payment or benefit shall not be made or provided until the date which is the earlier of: (A) the expiration of the six (6)-month period measured from the date of such “separation from service” of the Employee, and (B) the date of the Employee’s death, to the extent required under Code Section 409A.  Upon the expiration of the foregoing delay period, all payments and benefits delayed pursuant to this Section 23(b)(ii) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Employee in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

(iii)To the extent that reimbursements or other in-kind benefits under this Agreement constitute “nonqualified deferred compensation” for purposes of Code Section 409A: (A) all expenses or other reimbursements hereunder shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by the Employee; (B) any right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit; and (C) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.

(iv)For purposes of Code Section 409A, the Employee’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments.  Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company.

(v)Notwithstanding any other provision of this Agreement to the contrary, in no event shall any payment under this Agreement that constitutes “nonqualified deferred compensation” for purposes of Code Section 409A be subject to offset by any other amount unless otherwise permitted by Code Section 409A.

24.REIMBURSEMENT OF LEGAL EXPENSES.  Within 60 days of the date of this Agreement, the Company will pay to the Employee up to $10,000 to cover his legal expenses in connection with the review and negotiation of this Agreement, so long as he provides sufficiently detailed backup for such expenses.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

COMPANY
By:
Name:	Camille I. Farhat
Title:	President and Chief Executive Officer

EMPLOYEE

Terry M. Rich

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